Exhibit 10.39

Chevron Corporation Performance Share Award Agreement (Cash Settled)

1.NOTICE OF PERFORMANCE SHARE AWARD.
You have been granted a Performance Share Award, subject to the terms and conditions of the 2022 Long-Term Incentive Plan of Chevron Corporation (“Plan”) and this Award agreement (“Agreement”). By accepting this Performance Share Award, you agree to all terms and conditions of the Plan, its Rules, and any provisions within this Agreement. Defined terms that are not defined herein shall have the meaning ascribed to them in the Plan or Rules. In the event of any conflict between the provisions of this Agreement and the terms of the Plan or Rules, the terms of the Plan and/or Rules shall govern. For a copy of the plan documents, go to the Regular LTIP Article, or submit an inquiry to the Executive Compensation Group.
1.1NAME OF EMPLOYEE: ###PARTICIPANT_NAME###
1.2GRANT DATE:
1.3NUMBER OF SHARES GRANTED: ###TOTAL_AWARDS###
1.4PERFORMANCE PERIOD:
1.5VESTING: The Performance Share Award will vest at the end of the Performance Period, adjusted as of Termination as described in Sections 2.1 and 2.2.

2.TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARD.
2.1EFFECT OF TERMINATION ON VESTING. Termination of employment impacts Vesting. However, the payment will be calculated and paid after the end of the Performance Period.
a.Termination in a Non-European Union Payroll Country
If you are on a non-European Union country’s payroll at Termination of employment, your Performance Share Award is affected as follows:
i.Your employment Terminates after the Grant Date and you have provided at least six months’ advance notice of a Termination date or such other period agreed upon with Chevron Corporation (“Chevron”), or your employment Terminates due to involuntary Termination (except due to misconduct), divestiture, or other special situation explicitly approved by Chevron and, in each case, at time of Termination, you are age 55 or older with 10 or more Years of Service, age 65, or have retired due to Mandatory Retirement, in which case, a portion of Performance Share Units shall continue vesting as described above in Section 1.5 of this Agreement, which portion shall be determined by dividing the number of whole months elapsed from the grant date until Termination, up to a maximum of twelve (12), by twelve (12). Notwithstanding the preceding sentence, if this Award is not the most recent grant you received prior to Termination, following a Termination described in the preceding sentence the Award shall continue to vest as described above in Section 1.5 of this Agreement.

ii.Your employment Terminates after the Grant Date by any of the following events: Death or disability, in which case a portion of Performance Share Units shall continue to vest as described above in Section 1.5 of this Agreement, which portion shall be determined by dividing the number of whole months elapsed from the grant date until Termination, up to a maximum of twelve (12), by twelve (12). Notwithstanding the preceding sentence, if this Award is not the most recent grant you received prior to Termination, following a Termination described in the preceding sentence the Award shall continue to vest as described above in Section 1.5 of this Agreement.

iii.Notwithstanding the foregoing, if you Terminate employment after a Change in Control and you are eligible for a severance pay benefit under a Change in Control severance pay program maintained by Chevron, as may be amended, the vested portion of your Performance Share Award will be determined by multiplying the number of Performance Shares granted by the number of completed months from the Performance Period start date to your Termination date, up to a maximum of 12 months, divided by 12 months. The unvested portion of your Performance Shares Award will be forfeited.

b.Termination in a European Union Payroll1 Country
If you are on a European Union country’s payroll (including the UK) at Termination of employment, your Performance Share Award is affected as follows.

i.Your employment Terminates after the Grant Date and you have provided at least six months’ advance notice of a Termination date or such other notice period that is agreed upon with Chevron or you Terminate due to involuntary Termination (except due to misconduct), divestiture, or other special situation explicitly approved by Chevron and, in each case, at time of Termination, you have twenty-five (25) or more Years of Service, in which case a portion of Performance Share Units shall continue to vest as described above in Section 1.5 of this Agreement, which portion shall be determined by dividing the number of whole months elapsed from the grant date until Termination, up to a maximum of twelve (12), by twelve (12). Notwithstanding the preceding sentence, if this Award is not the most recent grant you received prior to Termination, following a Termination described in the preceding sentence the Award shall continue to vest as described above in Section 1.5 of this Agreement.

ii.Your employment Terminates after the Grant Date by any of the following events: Death or disability, in which case a portion of Performance Share Units shall continue to vest as described above in Section 1.5 of this Agreement, which portion shall be determined by dividing the number of whole months elapsed from the grant date until Termination, up to a maximum of twelve (12), by twelve (12). Notwithstanding the preceding sentence, if this Award is not the most recent grant you received prior to Termination, following a Termination described in the preceding sentence the Award shall continue to vest as described above in Section 1.5 of this Agreement.

iii.Notwithstanding the foregoing, if you Terminate employment after a Change in Control and you are eligible for a severance pay benefit under a Change in Control severance pay program maintained by Chevron, as may be amended, the vested portion of your Performance Share Award will be determined by multiplying the number of Performance Shares granted by the number of completed months from the Performance Period start date to your Termination date, up to a maximum of 12 months, divided by 12 months. The unvested portion of your Performance Shares will be forfeited.

1 As defined in the Rules as of the date of termination.

2.2DISABILITY. For purposes of the Vesting and the forfeiture of your Performance Share Award, you are deemed to have Terminated upon the earlier of twenty-four (24) months after the commencement of long-term disability benefits under a plan or program sponsored by the Corporation, or the date you fail to qualify, or no longer qualify for such long-term disability benefits, provided that you do not return to active employment with the Corporation at that time.
2.3DIVIDEND EQUIVALENTS. If the dividend record date and the accompanying dividend payment date of Chevron common stock occur on or before the applicable Performance Period end date, your Performance Shares will earn Dividend Equivalents in the form of additional Performance Shares, subject to the vesting and Termination provisions described above. If the dividend record date is on or before the applicable Performance Period end date, but the accompanying dividend payment date is after the applicable Performance Period end date, your Performance Share Award will earn Dividend Equivalents only in the form of cash.
2.4PERFORMANCE SHARE AWARD PAYOUT. The payout amount of your Performance Share Award is equal to the number of your vested Performance Shares, including Dividend Equivalents, multiplied by the Performance Share Modifier as described below, then multiplied by the Closing Price of Common Stock (as listed on the New York Stock Exchange) as of the certification date of such Performance Share Modifier by the Committee.
2.5PERFORMANCE SHARE MODIFIER. The Performance Share Modifier is determined below: Chevron’s total stockholder return (TSR) compared with the TSR for the Peer Group for the three-year Performance Period, and ending one quarter prior to the end of the Performance Period.

TSR

Relative TSR Rank	1	2	3	4	5	6
TSR Modifier	200%	160%	120%	80%	40%	0%

The Peer Group for TSR is BP, ExxonMobil, Shell, TotalEnergies and S&P 500 Total Return Index. In the event Chevron’s measured TSR is less than 1 percentage point of the nearest member(s) of the Competition, the results will be considered a tie, and the TSR Modifier will be determined by dividing the sum of the TSR Modifiers in the tied positions by the number of members of the Competition in the tie.
If you are a Chevron Executive Officer as of the Grant Date, your Award is subject to a 20% reduction of the above-target TSR Modifier if the TSR is negative, determined as of the end of the three-year Performance Period.
Notwithstanding anything herein to the contrary, the Committee retains the discretion to adjust the payout of Performance Shares if business or economic conditions warrant, as the Committee determines.
2.6PAYMENT DATE. Performance Share Award will be paid in cash, less all applicable withholding taxes, no later than March 15 after the end of the Performance Period as described in subsection 1.4.
2.7DEFERRAL. You may not defer payment of your Performance Share Award.
2.8FORFEITURE AND REPAYMENT. Performance Share Awards may be forfeited for Misconduct as defined in the Plan, and the Corporation may demand repayment of amounts received on or after the date of the Misconduct. As an additional condition of receiving the Performance Share Awards, you agree that the Performance Share Awards and any proceeds or other benefits you may receive hereunder shall be subject to forfeiture and/or repayment to the Corporation (i) under the terms of the Corporation’s Dodd-Frank Clawback Policy, as may be amended from time to time (and such requirements shall be deemed incorporated into this Agreement without your additional consent), to the extent applicable to you or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. See the terms of the Plan for additional information.
2.9TAXATION. You are responsible for all taxes with respect to the Performance Share Award. The Corporation makes no guarantees regarding the tax treatment of your Award and the tax consequences of Performance Share Awards vary, depending on the country’s laws that govern this Performance Share Award. Consult the prospectus or prospectus supplement and your tax advisor for more information regarding the tax consequences of your Performance Share Award. You can also view a copy of the prospectus and or prospectus supplement.
2.10ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, or other similar corporate change, the number of Performance Shares under this Agreement shall be adjusted, in accordance with the terms of the Plan.
2.11NON-TRANSFERABILITY OF AWARD. You are not permitted to sell, transfer, pledge, assign or encumber this Performance Share Award during your lifetime. Notwithstanding the foregoing, this Performance Share Award may be transferred or assigned after your death to your beneficiary.
2.12BENEFICIARY DESIGNATION. You may designate a beneficiary for your Performance Share Award on the Benefit Connection website. Benefit Connection can be accessed on the Chevron U.S. Benefits website hr2.chevron.com. Non-U.S. payroll employees may download a Beneficiary Designation form.
2.13NO RIGHT TO CONTINUED EMPLOYMENT. The granting of the Performance Share Award shall impose no obligation on the Corporation or its affiliate to continue your employment.
2.14RIGHTS AS A STOCKHOLDER. You will have none of the rights of a stockholder of the Corporation with respect to the Performance Share Award.
2.15AMENDMENT. This Agreement may not be altered, modified or amended except by written instrument signed by both parties and in accordance with the terms of the Plan.